Exhibit 23

AGCA, Inc. Certified Public Accountants

Member of Alliott Group, a worldwide alliance of independent firms
411 E. Huntington Drive, Suite 308, Arcadia, CA 91006 • Website: www.agcacpa.com • Phone: (626) 446-4000 • Fax: (626) 446-4002 • E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our report dated February 26, 2008 (issued under our previous name, Yu and Associates CPA Corporation) on audit of consolidated financial statements of Home System Group and subsidiaries for the year ended December 31, 2007 in Annual Report on Form 10-K of Home System Group for the year ended December 31, 2008 to be filed on or about April 14, 2009.

/s/ AGCA, Inc.

Arcadia, California
April 14, 2009

Member: American Institute of Certified Public Accountants California Society of Certified Public Accountants	Registered: Public Company Accounting Oversight Board